                          PROXY STATEMENT
                      Pursuant to Section 14(a)
                             of the
                  Securities Exchange Act of 1934
                  -------------------------------

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          Seafield Capital Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act  Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
                                   Not Applicable
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
                                   Not Applicable
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                   Not Applicable
        ------------------------------------------------------------------------
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                                   Not Applicable
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
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
                                     [LOGO]

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 8, 1996

                            ------------------------

    The Annual Meeting of Shareholders of Seafield Capital Corporation (the "Company") will be held on Wednesday, May 8, 1996, at 10:00 a.m., local time at the Hyatt Regency Crown Center -- Empire C Room, located at 2345 McGee Street, Kansas City, Missouri, for the following purposes:

    1.  To  elect three (3)  directors, each to  serve for a  term of three  (3)
       years;

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has established March 22, 1996 as the record date for the meeting. Shareholders of record at the close of business on that day will be entitled to vote at the Annual Meeting and any adjournments thereof.

    You are cordially invited to attend this meeting. It is important that your stock be represented at the meeting. Even if you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as soon as possible to ensure that your shares will be represented at the meeting. If you attend the meeting, you may revoke your proxy by voting in person.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          W. T. GRANT II
                                          CHAIRMAN OF THE BOARD

                                          [SIG]
                                          STEVEN K. FITZWATER
                                          SECRETARY

April 10, 1996

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 8, 1996

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the shareholders of Seafield Capital Corporation, a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 8, 1996, and any adjournments thereof. The address of the principal executive offices of the Company is 2600 Grand Boulevard, Suite 500, Kansas City, Missouri 64108. The telephone number at that address is (816) 842-7000. The distribution to shareholders of this Proxy Statement, together with the accompanying proxy materials, will commence on or about April 10, 1996.

    At the Annual Meeting, shareholders will be asked to (i) elect three (3) directors, each to serve for a term of three (3) years, and (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996, all as set forth in the Proxy Statement.

                               VOTING AND PROXIES

    The Board of Directors of the Company has established March 22, 1996 as the record date for the meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof. At the close of business on the record date, the Company had outstanding 6,466,217 shares of Common Stock, par value $1.00 per share ("Common Stock" or "Company Common Stock"). Each share of Company Common Stock outstanding on the record date is entitled to one vote except in the case of the election of directors wherein cumulative voting applies. The presence in person or by proxy of the holders of record of a majority of the shares of Company Common Stock entitled to a vote at the Annual Meeting shall constitute a quorum for the transaction of business at the meeting.

    Shares of Common Stock may be voted cumulatively in the election of directors and directors are elected by plurality vote. See "ELECTION OF DIRECTORS." The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1996.

    There is no definitive statutory or case law authority in Missouri as to the proper treatment of votes withheld in the election of directors or abstentions or broker non-votes respecting any other matter submitted for a vote of shareholders. The Company believes withheld votes and abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat such withheld votes, abstentions and broker non-votes in this manner.

    All shares of Company Common Stock represented by a properly executed form of proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the instructions, if any, given in such proxy. If a form of proxy is duly executed but does not specify the manner in which the shares should be voted on any matter or matters, the proxy will be voted for each of the nominees for director herein referred to (see "ELECTION OF DIRECTORS") and otherwise in accordance with the recommendations of the Company's Board of Directors as set forth herein. A proxy may be revoked at any time prior to the exercise thereof by a notice from the shareholder received in writing by the Secretary of the Company, by submission of a duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

    The entire cost of this proxy solicitation will be borne by the Company. The Company will make arrangements with brokerage firms, banks, nominees, fiduciaries and other custodians to supply proxy materials to beneficial owners of Company Common Stock and will reimburse them for their expenses in so doing. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telegraph, telephone or additional mailings. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for expenses in connection therewith.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten directors and is divided into three classes, two having three and one having four directors. Proxies cannot be voted for a greater number of persons than those nominated. Generally, one class of directors is elected annually, with each director of that class elected for a term of three years.

    The Board of Directors has nominated for election as directors of the Company at the 1996 Annual Meeting three (3) nominees indicated below, each to serve as a director until the 1999 Annual Meeting and until his successor is duly elected and qualified. All of the nominees presently are members of the Board of Directors. Each nominee has indicated his willingness to serve if elected and it is not anticipated that any nominee will become unavailable for election. In the event that any nominee should become unwilling or unable to serve as a director, it is intended that all duly executed proxies will be voted for the election of such other person, if any, as is designated by the Board of Directors. If no such person is designated as a replacement, the Board of Directors will make an appropriate reduction in the number of directors to be elected.

    Under Missouri law and the Company's Articles of Incorporation, shares may be voted cumulatively in the election of directors. Accordingly, a shareholder is entitled to three votes for each share owned, one for each director to be elected. A shareholder's votes may be cast equally among all nominees, may be cast in favor of a single nominee or may be distributed among two or more nominees.

    The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHELD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) on the blank provided immediately below the "FOR" box.

    Unless authority to vote for one or more nominees is withheld, all votes represented by a properly executed proxy will be cast equally among all of the nominees listed below. If authority to vote for one or more nominees is withheld, unless directions to the contrary are stated on the proxy card, votes represented by a properly executed proxy will be cast equally among the remaining nominees. Directors are elected by a plurality vote.

    The following table sets forth as to each nominee, and as to each director whose term continues after the 1996 Annual Meeting, such person's age, principal occupation and business experience during the last five years, positions and offices with the Company, certain other directorships held, involvement, if any, in certain legal proceedings and the year such person first became a director.

NOMINEES FOR TERMS TO EXPIRE IN 1999

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
Lan C. Bentsen              48   Managing  Partner  of  Remington  Partners  (Investments) since      1986
                                  1995; prior to its sale in 1994, Mr. Bentsen was Chairman  and
                                  Chief Executive Officer of Sovereign National Management, Inc.
                                  (property management).
W. D. Grant (3)(4)          79   Consultant  to the Company  since August 1990;  Chairman of the      1948
                                  Board until May 1993. Mr. Grant also is a director of  LabONE,
                                  Inc. and Boatmen's First National Bank of Kansas City.
John H. Robinson, Jr.       45   Managing  Partner of Black &  Veatch (design and construction).      1990
                                  Mr. Robinson also is a director of Commerce Bancshares, Inc.


DIRECTORS WHOSE TERMS EXPIRE IN 1998

John C. Gamble (3)          50   Managing Partner  of  the law  firm  of Allen,  Matkins,  Leck,      1989
                                  Gamble & Mallory, Irvine, California.
Michael E. Herman           54   Private  investments since 1990  (partner Herman Family Trading      1991
                                  Company); President of Kansas City Royals Baseball Team (major league baseball) since 1993; Chairman of the Finance Committee of Ewing  Marion Kauffman  Foundation since  1990. Mr.  Herman also  is a director of Boatmen's First National Bank of Kansas
                                  City,  Cerner  Corporation,  Janus  Capital  Corporation   and
                                  Agouron Pharmaceuticals, Inc.
James R. Seward             43   Executive  Vice President of the Company since May 1993; Senior      1990
                                  Vice  President  from  August  1990  to  May  1993  and  Chief
                                  Financial Officer since 1990. Mr. Seward also is a director of
                                  LabONE, Inc. and Response Oncology, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

W.T. Grant II (4)           45   Chief  Executive Officer of the  Company; Chairman of the Board      1980
                                  since May 1993;  President prior to  May 1993. Since  November
                                  1995,  Mr. Grant has also served as President, Chairman of the
                                  Board and Chief  Executive Officer of  LabONE, Inc. Mr.  Grant
                                  also  is a director of  Commerce Bancshares, Inc., Kansas City
                                  Power & Light Company, and Response Oncology, Inc.

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
P. Anthony Jacobs           54   President of the  Company since  May 1993  and Chief  Operating      1987
                                  Officer  since  1990; Executive  Vice  President prior  to May
                                  1993. Mr. Jacobs also is  a director of Trenwick Group,  Inc.,
                                  LabONE, Inc. and Response Oncology, Inc.
David W. Kemper             45   Chairman  of the Board since 1991, President and director since      1982
                                  1982 and  Chief  Executive  Officer  since  1986  of  Commerce
                                  Bancshares, Inc. (bank holding company) and Chairman and Chief
                                  Executive  Officer and  director of  Commerce Bank,  N.A. (St.
                                  Louis). Mr. Kemper  also is  a director  of Ralcorp  Holdings,
                                  Inc.,   Wave  Technologies  International,   Inc.,  and  Tower
                                  Properties Company.
Dennis R. Stephen           45   Chief Operating  Officer since  1994, and  prior to  that  Vice      1993
                                  President   -  Life  Operations,  of  Tennessee  Farmers  Life
                                  Insurance Companies (insurance).

- ------------------------
(1) Unless otherwise indicated, each nominee or continuing director who is not an employee of the Company has held the position indicated as his principal occupation for at least the past five years, and each nominee and continuing director who is an officer of the Company has held his present position with the Company, as his principal occupation for at least the past five years. LabONE, Inc. and Response Oncology, Inc. are majority-owned subsidiaries of the Company.

(2) The year shown is the year during which the individual named first became a director of either the Company or its former subsidiary, Business Men's Assurance Company of America ("BMA").

(3) Mr. Gamble is the brother-in-law of W. T. Grant II and the son-in-law of  W.
    D. Grant.

(4) W.  T. Grant  II is the  son of  W. D. Grant  and the  brother-in-law of Mr.
    Gamble.

BOARD MEETINGS AND ATTENDANCE

    During 1995, the Board of Directors held five meetings. Except for Mr. Herman, each of the nominees and continuing directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees thereof on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's business is under the general management of the Board of Directors. Under authority conveyed by the Company's Bylaws to create committees, the Board of Directors has established, among others, an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. The members of each such committee are elected by a majority of the full Board of Directors.

    To the extent provided in the resolution authorizing its establishment and, except to the extent otherwise limited by law, the Executive Committee is empowered to exercise all authority of the Board of Directors in the management of the Company. The Executive Committee reports all actions taken to the full Board of Directors at its next meeting. The Executive Committee, which is elected by a majority of the whole Board of Directors, presently comprises W. T. Grant II, who is the chairman, John C. Gamble, W. D. Grant, P. Anthony Jacobs, David W. Kemper and James R. Seward. The Executive Committee took action by unanimous consent on five occasions in 1995.

    The Nominating and Compensation Committee establishes the compensation of senior management, approves salary increases for elected officers, administers the 1984 and 1989 Stock Option and Incentive Plans, monitors the administration of employee benefit plans and recommends appropriate changes thereto, and reviews supplementary pension and termination arrangements of highly-paid employees. It also considers, and recommends to the Board of Directors, candidates to serve as directors or consulting directors of the Company and persons to be designated as executive vice presidents or senior vice presidents of the Company. The Committee will consider suggestions of candidates for director made by a shareholder if submitted in writing by December 10th of the year next preceding an annual shareholders' meeting, accompanied by (a) appropriate biographical material, (b) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder, (c) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") for a person nominated by the Board of Directors and (d) the consent of each nominee to serve as a director of the Company, if elected. The Nominating and Compensation Committee presently comprises David W. Kemper, who is the chairman, Lan C. Bentsen, John C. Gamble, Michael E. Herman, John H. Robinson, Jr. and Dennis R. Stephen. The Nominating and Compensation Committee held three meetings in 1995.

    The Audit Committee meets periodically with management, the internal auditing staff and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the Audit Committee reviews the scope of the internal and external audit activities and the results of the annual audit. The Audit Committee is also responsible for recommending the public accounting firm to serve as independent auditors for each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting. The Audit Committee comprises John H. Robinson, Jr., who is the chairman, and David W. Kemper. The Audit Committee held three meetings in 1995.

COMPENSATION OF DIRECTORS

    GENERAL. Each director who is not a regularly compensated employee of the Company ("Non-Employee Director") is paid a fee of $10,000 per annum for his services as a director, plus a fee of $750 for each Board of Directors meeting attended and, if a member of one or more committees, an additional fee of $500 (or $650 if such person is the chairman of the committee) for each committee meeting attended. Non-Employee Directors also are provided $400,000 business travel accident insurance coverage ($1,000,000 in the case of Mr. W. D. Grant, who is also a consultant to the Company) for all business travel and are reimbursed for expenses incurred in attending meetings. Non-Employee Directors receive stock option awards under the Company's 1991 Non-Employee Directors' Stock Option Plan upon becoming a director and are also entitled to participate in the Stock Purchase Plan.

    STOCK PURCHASE PLAN. The Seafield Capital Corporation Stock Purchase Plan is a stock purchase plan which is open to all current Non-Employee Directors of the Company who made a one-time irrevocable election to participate. Such persons contribute an amount equal to all or part of their directors' compensation, based upon such elections. In the case of any individual who first becomes a Non-Employee Director in the future, all director compensation would be contributed to the plan. Employees of the Company, and of participating Company subsidiaries designated by the Chairman of the Board, may also participate by contributing the lesser of 2% of their salary or $30,000. The Company matches each participant's contribution at a rate of 50%. Company Common Stock is purchased on the open market each month and each participant receives as many shares as his contribution, plus the Company's matching contribution, will purchase. No employees presently are designated by the Chairman of the Board to participate and, accordingly, none of the individuals or members of the group identified in the Summary Compensation Table are presently eligible to participate in the Stock Purchase Plan. For 1995, matching Company contributions for participating Non-Employee Directors were as follows:

                                           MATCHING
                                           COMPANY
          NAME OF DIRECTOR              CONTRIBUTIONS
- ------------------------------------  ------------------
Lan C. Bentsen                            $    7,575
W. D. Grant                                    6,750
Michael E. Herman                              5,625
David W. Kemper                                7,850
John H. Robinson, Jr.                          7,350
Dennis R. Stephen                              3,625

    1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN ("1991 DIRECTORS' PLAN"). Under the 1991 Directors' Plan, each Non-Employee Director of the Company is entitled to a one time grant of options to purchase 15,000 shares of Company Common Stock at a price per share equal to 100% of the fair market value of a share of Company Common Stock on the date the option is granted, with the options becoming exercisable as follows: on and after the first anniversary of the date of grant, 5,000 shares may be purchased; on and after the second anniversary of the date of grant, 5,000 additional shares (a total of 10,000 shares) may be purchased and on and after the third anniversary of the date of grant, 5,000 additional shares (a total of 15,000 shares) may be purchased; subject, however, to the limitation that no option granted under the 1991 Directors' Plan may be exercised more than ten years after the date of grant.

    Upon the termination of an option holder's term as a director, the option is exercisable only as to those shares as to which the option could be exercised on the date of termination. All rights under an option terminate to the extent unexercised ninety (90) days after the date a person ceases to be a director, if termination is for any reason other than death, and twelve (12) months after a director's date of death.

    Rights under an option also will terminate in the event of the liquidation or dissolution of the Company or in the event of a merger or consolidation in which the Company is not the surviving corporation. However, a holder will have the right, immediately prior to such termination, to exercise an option in whole or in part without regard to the foregoing installment exercise provisions.

    The 1991 Directors' Plan specifies that each person who was a Non-Employee Director on the date the Company's shareholders approved said Plan (i.e., May 15, 1991) would be granted an option as of the date of such approval. Each person who is thereafter elected or appointed to serve as a Non-Employee Director shall be entitled to receive an option as of the date such person is first elected or appointed.

    In accordance with the foregoing and pursuant to the 1991 Directors' Plan, the following current Non-Employee Directors have been granted options for 15,000 shares of Common Stock. Those held by Dennis R. Stephen were granted August 11, 1993, the date he was first appointed a director, and have an exercise price of $32.00 per share. All of the other Non-Employee Director options were granted May 15, 1991 and all have an exercise price of $21.50 per share:

           NAME
- --------------------------
Lan C. Bentsen
John C. Gamble
W. D. Grant
Michael E. Herman
David W. Kemper
John H. Robinson, Jr.
Dennis R. Stephen

    Certain of the options granted to Non-Employee Directors have been exercised; Mr. Gamble exercised 15,000 options in 1995 at a time when the market price for Company Common Stock was $34.25 per share and Mr. Kemper exercised 5,000 options in 1995 at a time when the market price for Company Common Stock was $34.75. As a result, at February 15, 1996 the option holdings of Non-Employee Directors were as follows: Mr. Bentsen, 15,000; Mr. W. D. Grant, 5,000; Mr. Herman, 15,000; Mr. Kemper, 5,000; Mr. Robinson, 15,000; and Mr. Stephen, 15,000.

    CONSULTING AGREEMENT. Mr. W. D. Grant serves as a consultant to the Company, for which he was paid an annual retainer of $50,000 in 1995. In addition, pursuant to his consulting agreement, the Company reimbursed Mr. Grant $5,000 for costs incurred by him in 1995 for financial planning, investment advisory and tax return preparation services.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

    At  the time of the Company's sale of 95% of the stock of BMA, in July 1990,
W. D. Grant was a party to a supplemental retirement agreement with BMA. Upon Mr. Grant's retirement from BMA on July 31, 1990, he began receiving payments under such agreement. In June 1992, the Company entered into an agreement with, among others, the 1990 purchaser of BMA stock, pursuant to which the Company sold the remaining 5% of the stock and settled with the purchaser regarding a guaranty of BMA's mortgage loan portfolio which the Company had given in connection with the 1990 transaction. As a part of the consideration for the June 1992 agreement, the Company agreed to assume BMA's former responsibility for future obligations to W. D. Grant under his supplemental retirement agreement. The annual amount owing to Mr. Grant under such agreement is approximately $130,000, payable to Mr. Grant until death, and thereafter at a reduced level to his spouse until her death.

    In July 1992 the Company loaned William H. West, M.D., Chairman of the Board of the Company's majority-owned subsidiary, Response Oncology, Inc. ("Response"), $500,000. Principal and accrued interest, at the rate of 6.74%, are due in July, 1996. As of December 31, 1995, accrued interest on the loan was $127,141. Payment of said loan is secured by a pledge of 26,062 shares of Response common stock.

    Prior to his resignation in October 1995 as Chairman and Chief Executive Officer of LabONE, Inc., the Company's 82% owned subsidiary, Bert H. Hood was indebted to LabONE in the principal amount of $150,000. The sum had been loaned to Mr. Hood to assist him with the payment of certain personal expenses.
Interest was charged at the rate of 7.75% per annum. The entire principal balance and all accrued interest was paid in connection with Mr. Hood's resignation by deducting the principal and accrued interest from the severance payment due to him.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table and notes thereto indicate the shares of Company Common Stock and of the common stock of the Company's majority-owned subsidiaries, LabONE, Inc. ("LabONE") and Response Oncology, Inc. ("ROIX"), known to the Company to be beneficially owned as of February 15, 1996, by each director (including the nominees for election as directors) of the Company, each of the executive officers named in the Summary Compensation Table beginning on page 11, and by all directors and executive officers of the Company as a group.

                                        SHARES OF COMPANY                         SHARES OF COMMON     SHARES OF COMMON
                                           COMMON STOCK                           STOCK OF LABONE       STOCK OF ROIX
                                        BENEFICIALLY OWNED     PERCENTAGE OF     BENEFICIALLY OWNED   BENEFICIALLY OWNED
NAME                                        (1)(2)(13)           CLASS (14)         (1)(15)(16)          (1)(18)(19)
- -------------------------------------  --------------------   ----------------   ------------------   ------------------

Lan C. Bentsen.......................              23,380(3)         --                 -0-                  -0-
John C. Gamble.......................             114,231(4)              1.8%          -0-                  -0-
W. D. Grant..........................           1,272,315(5)             19.7%           36,514              -0-
W. T. Grant II.......................             156,141(6)              2.4%           29,231                5,400
Michael E. Herman....................              18,042(7)         --                   1,817(17)            2,560(20)
Bert H. Hood.........................         -0-        (8)         --               -0-      (8)          -0-(8)
P. Anthony Jacobs....................              49,867(9)         --                  23,500                9,400
David W. Kemper......................              11,885(10)        --                 -0-                  -0-
John H. Robinson, Jr.................              19,316            --                 -0-                  -0-
James R. Seward......................              44,940(11)        --                   7,400                9,400
Dennis R. Stephen....................              10,801            --                 -0-                  -0-
William H. West, M.D.................         -0-        (8)         --               -0-      (8)           817,760
All directors, nominees and executive
 officers as a group (14 persons)....           1,673,066(12)            25.7%           98,467              969,160

- ------------------------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

 (2) Shares of Company Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the Company's 1984, 1989 and 1991 Stock Option and Incentive Plans that were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter, as follows: Lan C. Bentsen, 15,000 shares; W. D. Grant, 5,000 shares; W. T. Grant II, 5,000 shares; Michael E. Herman, 15,000 shares; David W. Kemper, 5,000 shares; John H. Robinson, Jr., 15,000 shares; James R. Seward, 5,000 shares; Dennis R. Stephen, 10,000 shares; and all directors and executive officers as a group, 76,000 shares.

 (3) Includes 7,075 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. An unaffiliated person is trustee with sole voting and investment powers.

 (4) Includes 40,679 shares owned by Mr. Gamble's wife and 9,376 shares held by his wife as custodian for her children, 45,000 shares held in a trust for which his wife serves as co-trustee with W. T. Grant II, and in that capacity shares voting and investment powers, and 12,291 shares held by his wife's son. Mr. Gamble disclaims beneficial ownership of the foregoing shares owned by his wife or her son or over which she has trust powers.

 (5) Includes 237,960 shares held by a family trust for which W. D. Grant serves as a co-trustee, and in that capacity shares voting and investment powers with UMB Bank, Kansas City, N.A. (until February 1995, the other co-trustee was Boatmen's First National Bank of Kansas City); includes 30,817 shares held by a family foundation of which W. D. Grant shares voting and investment powers with UMB Bank, Kansas City, N.A.; also includes 26,850 shares owned by the wife of W. D. Grant, as to which he disclaims beneficial ownership.

 (6) Includes 30,293 shares held by W. T. Grant II as custodian for his children; includes 45,000 shares held in a family trust for which W. T. Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment powers; also includes 11,585 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

 (7) Includes 400 shares owned by Mr. Herman's wife, as to which he disclaims beneficial ownership; 1,556 shares are owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner.

 (8) Until his resignation October 24, 1995, Mr. Hood was the Chief Executive Officer of the Company's majority-owned subsidiary, LabONE, Inc. ("LabONE"). During all of 1995, Dr. West was the Chief Executive Officer of the
    Company's majority-owned subsidiary, Response Oncology, Inc. ("ROIX"). Neither Mr. Hood nor Dr. West is or was a director or corporate officer of the Company.

 (9) Includes 1,000 shares owned by the wife and 200 shares owned by the son  of
    P. Anthony Jacobs as to which he disclaims beneficial ownership.

(10) Includes 6,239 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

(11) Includes 1,500 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

(12) Includes (i) 76,000 shares of Company Common Stock issuable upon the exercise of stock options granted under the 1984, 1989 and 1991 Stock Option and Incentive Plans that were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter and (ii) an aggregate of 10,346 shares held under the Seafield Capital Corporation 401(k) Plan and Trust (based upon the Plan statement as of December 31, 1995) which are held in a trust of which The Investors Services Trust Company is the trustee, but as to which the trustee is obligated to grant voting rights to the Plan Administrative Committee, comprising executive officers of the Company, if requested by said Committee.

(13) Includes as to each of the following individuals, the following numbers of shares held in their respective accounts under the Seafield Capital Corporation 401(k) Plan and Trust as of December 31, 1995 (based on a plan statement of that date), as to which shares the individual shares investment power but, except in the case of Mr. Seward who shares voting power as to all 10,346 shares held in the 401(k) Plan, does not have voting power: W. T. Grant II, 1,066 shares; P. Anthony Jacobs, 1,786 shares and James R. Seward, 640 shares (plus an additional 9,706 shares as to which he shares voting power as a member of the 401(k) Plan Administrative Committee).

(14) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 15, 1996 (6,462,933 shares), plus, in each instance, all shares of Common Stock issuable to the person or group named upon the exercise of stock options granted under the Company's 1984, 1989 and 1991 Stock Option Plans that were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

(15) Shares of LabONE stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the LabONE Long-Term Incentive Plan that were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter, as follows: W. D. Grant, 22,000 shares; W. T. Grant II, 27,431 shares; P. Anthony Jacobs, 22,000 shares; James R. Seward, 4,400 shares; and all directors and executive officers as a group, 75,831 shares

(16) Percentages of shares beneficially owned are less than 1% for all directors and executive officers individually and as a group; the shares shown as beneficially owned do not include 10,712,200 shares of LabONE owned by the Company as to which each director of the Company has shared voting and investment power as a member of the Company's Board of Directors. Each Board member disclaims beneficial ownership of the LabONE shares owned by Seafield.

(17) Consists of shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner.

(18) Numbers of shares reflect a 1 for 5 reverse stock split, effective November 1995. Percentages of shares beneficially owned are less than 1% for all directors and executive officers, except that William H. West, M.D. beneficially owns 10.9% and all directors and executive officers as a group beneficially own 12.6% of the number of ROIX shares of common stock outstanding at February 15, 1996 (7,371,589), plus the number of shares of ROIX common stock issuable upon the exercise of stock options held by Dr. West or members of the group, as the case may be, which were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter.

(19) Shares of ROIX common stock shown as beneficially owned include shares issuable upon the exercise of ROIX stock options and warrants that were exercisable on February 15, 1996 or that became exercisable within 60 days thereafter as follows: W. T. Grant II, 5,000 shares; P. Anthony Jacobs, 5,000 shares; James R. Seward, 5,000 shares; William H. West, M.D., 157,780 shares; and all directors and executive officers as a group, 292,620 shares.

(20) Consists of 2,200 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner, and 360 shares owned by Mr. Herman's wife, as to which latter number of shares he disclaims beneficial ownership.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The Company believes that its officers and directors have timely reported all 1995 transactions in Company Common Stock required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table indicates the shares of Company Common Stock beneficially owned by the only persons (other than persons set forth in the preceding table) known to the Company or its management as beneficially owning more than five percent of the Company's Common Stock as of January 1, 1996.

                                                             AMOUNT AND NATURE                  PERCENT OF
    NAME AND ADDRESS OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP                CLASS (1)
- ---------------------------------------------  ---------------------------------------------  ---------------
Twentieth Century Companies, Inc.              Total -- 389,300(2)                                      6%
4500 Main Street                                   sole voting power -- 389,300
P. O. Box 418210                                   shared voting power -- -0-
Kansas City, Missouri 64141-9210                   sole disposition power -- 389,300
                                                   shared disposition power -- -0-

- ------------------------
(1) The percentage represents the total numbers of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 15, 1996.

(2) As reported in a Schedule 13G filing as of December 31, 1995.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received by the Company's Chief Executive Officer, the three most highly paid executive officers, other than the Chief Executive Officer, holding office at December 31, 1995 and whose salary and bonus for 1995 aggregated $100,000 or more, and one individual who served as an executive officer during a part of 1995 but who was not so serving at December 31, 1995, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                AWARDS        PAYOUTS
                                                             ------------   ------------
                                                               LONG-TERM COMPENSATION
                                                             ---------------------------
                                                              SECURITIES
                                 ANNUAL COMPENSATION (1)      UNDERLYING
NAME AND PRINCIPAL            -----------------------------  OPTIONS/SARS   LTIP PAYOUTS         ALL OTHER
POSITION                YEAR   SALARY ($)      BONUS ($)(2)      (#)          ($)(10)      COMPENSATION ($)(11)
- ----------------------  ----  -------------    ------------  ------------   ------------   ---------------------
W. T. Grant II          1995   $    329,167        -0-              800(7)      -0-              $24,931
 Chairman of the Board  1994        320,000        -0-            3,200(7)      -0-               24,689
 and Chief Executive    1993        320,000        -0-          -0-          $ 1,168,000          34,597
 Officer of the
 Company(3)

P. Anthony Jacobs       1995        247,990        -0-              800(7)      -0-               42,220
 President and Chief    1994        238,825        -0-            3,200(7)      -0-               39,557
 Operating Officer of   1993        231,167        -0-          -0-              730,000          49,408
 the Company

James R. Seward         1995        146,346        -0-           22,800(8)      -0-               21,105
 Executive Vice         1994        140,938        -0-            3,200(7)      -0-               21,106
 President and Chief    1993        136,417    $    10,000      -0-              562,100          17,485
 Financial Officer of
 the Company

Bert H. Hood            1995        211,769(4)     -0-           20,000(9)      -0-              484,815(12)
 Chairman of the        1994        200,641        -0-          -0-             -0-               26,676(13)
 Board, President and   1993         83,333(4)     100,000      200,000(9)      -0-               76,849(14)
 Chief Executive
 Officer of LabONE,
 Inc., through October
 1995(5)

William H. West, M.D.,  1995        209,726        148,250       62,500(7)      -0-                  102
 Chairman of the Board  1994        185,000        -0-          -0-             -0-                  137
 and Chief Executive    1993        185,000        -0-           73,600(7)      -0-                  102
 Officer of Response
 Oncology, Inc.(6)

- ------------------------
(1) Compensation deferred at the election of an executive officer, pursuant to the Company's or its subsidiaries' 401(k) Plans, is included in the year earned.

(2) The Company discontinued its cash bonus program in 1991 and replaced it with Restricted Stock Awards (see footnote 8 below). The Company's Compensation Committee and Board of Directors retained, however, authority to make discretionary bonus awards in special circumstances; it was pursuant to that authority that a 1993 bonus was awarded to Mr. Seward. The Company's subsidiaries which employed Mr. Hood and Dr. West during the years indicated continue to have cash bonus programs. Cash bonuses for services rendered have been listed in the year earned; in some cases they were actually paid in the following year. In the case of Mr. Hood and Dr. West, bonuses were paid by the company with whom the individual is or was employed based upon said company's operating results and the performance of the individual.

 (3) Since November 1995, Mr. Grant has also served as President, Chairman of the Board and Chief Executive Officer of LabONE, Inc., an 82% owned subsidiary of the Company.

 (4) Mr. Hood's employment with LabONE, Inc. began in August 1993 and terminated October 24, 1995.

 (5) LabONE, Inc. is 82% owned by the Company.

 (6) Response Oncology, Inc. is 56% owned by the Company.

 (7) Consists entirely of options to purchase shares of common stock of Response Oncology, Inc. Of the options shown in the table as granted to Dr. West in 1993, 53,600 were options granted in 1992 and repriced in 1993. Numbers have been adjusted to reflect a 1 for 5 reverse stock split effective November 1995.

 (8) Consists of options to purchase 22,000 shares of common stock of LabONE, Inc. and options to purchase 800 shares of common stock of Response Oncology, Inc. The number of Response Oncology, Inc. shares has been adjusted to reflect a 1 for 5 reverse stock split effective November 1995.

 (9) Consists entirely of options to purchase shares of common stock of LabONE, Inc.

(10) Represents the dollar value of shares of Company Common Stock granted as Restricted Stock Awards under the Company's 1989 Stock Option and Incentive Plan, which became performance vested in the year indicated. Restricted Stock Awards were made in 1991 to replace the Company's annual cash bonus program which was discontinued in that year. After Restricted Stock became performance vested, it time vested, generally in equal parts on the 1st, 2nd and 3rd anniversaries of the date of performance vesting. Thus, generally, the Restricted Stock which performance vested in a given year was not available to the grantee in that year. While SEC rules require that the full value of performance vested Restricted Stock be shown for the year in which performance vesting occurs, the benefit of said Restricted Stock was not available to the grantee until full time vesting occurs, which generally is in subsequent years. In January 1995, the time vesting of certain shares of Restricted Stock was accelerated from 1996 until 1995. The value of Restricted Stock which fully time vested in 1995, 1994 and 1993 (valued at the date of full time vesting) for each of the named executive officers was:

  EXECUTIVE OFFICER       1995         1994         1993
- ---------------------  -----------  -----------  -----------
W. T. Grant            $   926,713  $   657,310  $    94,012
P. Anthony Jacobs          579,213      410,810       58,762
James R. Seward            437,885      239,555       30,562

    No dividends (or payments in lieu thereof) are paid on Restricted Stock until all restrictions lapse (including holding period restrictions following performance vesting). See "Report of The Directors -- Compensation Committee on Executive Compensation" for a discussion of the Restricted Stock Awards. All shares of Restricted Stock held by any of the named executive officers had performance vested by December 31, 1993, with the value of such shares which performance vested in 1993 (valued at the time of performance vesting) being shown in the Table as an "LTIP Payout" for 1993. All of these shares had time vested as of December 31, 1995.

(11) Includes the following contributions paid or accrued to the named executive officers' accounts in the Company's, or one of its subsidiaries', as the case may be, 401(k) Plan ("401(k)") and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with said executive and for term life insurance for said executive:

                                                                                            TERM LIFE INS.
                  401(K)                     MPP                       SERP                    PREMIUMS
          ----------------------  -------------------------  -------------------------  ----------------------
EXECUTIVE  1995    1994    1993    1995     1994     1993     1995     1994     1993     1995    1994    1993
- --------  ------  ------  ------  -------  -------  -------  -------  -------  -------  ------  ------  ------
WTG.....  $4,620  $4,620  $4,497  $15,562  $15,596  $16,509  $ 2,673  $ 2,453  $11,571  $2,076  $2,020  $2,020
PAJ.....   4,620   4,620   4,497   15,562   15,596   16,509   20,473   17,836   26,945   1,565   1,505   1,457
JRS.....   4,620   4,620   4,497   15,562   15,596   12,126    -0-      -0-      -0-       923     890     862
BHH.....   4,620   4,620   -0-     15,562   15,455    -0-      -0-      -0-      -0-       325     325   -0-
WHW.....   -0-     -0-     -0-      -0-      -0-      -0-      -0-      -0-      -0-       102     137     102

The initials above are the initials for the following executive officers: WTG --
W. Thomas Grant II; PAJ -- P. Anthony Jacobs; JRS -- James R. Seward; BHH -- Bert H. Hood; and WHW -- William H. West, M.D.

(12) Includes $464,308 in severance payments in connection with Mr. Hood's resignation October 24, 1995 as an officer and director of LabONE, Inc.

(13) Includes $6,276 for moving and storage of household goods.

(14) Includes a $60,000 signing bonus paid to Mr. Hood upon the execution of his Employment Agreement with LabONE, Inc. in August 1993 and $16,849 in relocation expenses in connection with his move from Dallas, Texas to the Kansas City area.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No Company options were granted in 1995 to any executive officer shown in the Summary Compensation Table. The following table sets forth information respecting options granted in 1995 by Response Oncology, Inc. ("ROIX"), a 56%-owned subsidiary of the Company, to ROIX's 1995 Chairman and to Company corporate officers who are members of the Board of Directors of ROIX, and by LabONE, Inc. ("LabONE"), an 82%-owned subsidiary of the Company, to LabONE's Chairman at the time and to a Company corporate officer who is a member of the LabONE Board of Directors. All ROIX options granted to Company corporate officers are presently exercisable. The options granted to ROIX's Chairman vest upon successful funding of a specified financing (which funding has not as yet occurred). The LabONE options granted to LabONE's Chairman and to the Company corporate officer vest over five years. All such options granted in 1995 are non-statutory options, receiving no special tax benefits, and have a term of ten years. All such options are entitled to the benefit of cashless exercise provisions of the option plans pursuant to which they were issued. None of the option grants in 1995 included tandem SARs, performance units or other instruments, or any reload or tax reimbursement features.

                                      INDIVIDUAL GRANTS
                       ------------------------------------------------
                                     PERCENT OF                            POTENTIAL REALIZABLE VALUE
                       NUMBER OF    TOTAL OPTIONS                          AT ASSUMED ANNUAL RATES OF
                       SECURITIES    GRANTED TO    EXERCISE               STOCK PRICE APPRECIATION FOR
                       UNDERLYING   EMPLOYEES IN   OR BASE                       OPTION TERM(4)
                        OPTIONS        FISCAL       PRICE    EXPIRATION   ----------------------------
NAME                   GRANTED(#)      YEAR(3)      ($/SH)      DATE      0%($)    5%($)      10%($)
- ---------------------  ----------   -------------  --------  ----------   ------  --------  ----------
W. Thomas Grant II         200(1)         .05 %    $  8.4375   01/01/05    -0-    $  1,061  $    2,689
                           200(1)         .05 %      10.625    04/01/05    -0-       1,336       3,387
                           200(1)         .05 %      10.00     07/01/05    -0-       1,258       3,187
                           200(1)         .05 %      16.875    10/01/05    -0-      -0-        -0-
P. Anthony Jacobs          200(1)         .05 %    $  8.4375   01/01/05    -0-    $  1,061  $    2,689
                           200(1)         .05 %      10.625    04/01/05    -0-       1,336       3,387
                           200(1)         .05 %      10.00     07/01/05    -0-       1,258       3,187
                           200(1)         .05 %      16.875    10/01/05    -0-      -0-        -0-
James R. Seward            200(1)         .05 %    $  8.4375   01/01/05    -0-    $  1,061  $    2,689
                           200(1)         .05 %      10.625    04/01/05    -0-       1,336       3,387
                           200(1)         .05 %      10.00     07/01/05    -0-       1,258       3,187
                           200(1)         .05 %      16.875    10/01/05    -0-      -0-        -0-
                        22,000(2)        4.4  %      14.125    02/10/05    -0-     195,429     495,255
Bert H. Hood            20,000(2)        4.0  %    $ 14.125    02/10/05    -0-    $177,663  $  450,232
William H. West, M.D.   62,500(1)       15.6  %    $ 12.50     09/07/05   $2,344  $495,142  $1,251,190

- ------------------------

(1) Consists entirely of options to purchase shares of ROIX's common stock. The numbers of options have been adjusted to reflect a 1 for 5 reverse stock split effective November, 1995.

(2) Consists entirely of options to purchase shares of LabONE common stock.

(3) Represents the percentages of options granted in 1995 by the companies whose stock is the subject of the options.

(4) The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% rates set by SEC rules and are not intended to forecast possible future appreciation, if any, in ROIX's or LabONE's stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

    The following table provides information on option exercises in 1995 by the named executive officers and the values of such officers' unexercised options at December 31, 1995. Except as noted, the information pertains to options for Company Common Stock.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                OPTIONS                 IN-THE-MONEY OPTIONS
                           SHARES                           AT YEAR-END (#)              AT YEAR-END ($)(3)
                         ACQUIRED ON       VALUE      ---------------------------   -----------------------------
        NAME            EXERCISE (#)    REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ---------------------  ---------------  ------------  -----------   -------------   -----------     -------------
W. T. Grant II               141,492    $  1,232,789     5,000         -0-          $    18,900     $  -0-
                                                        27,431(1)      -0-              133,726(1)     -0-
                                                         4,000(2)      -0-                9,188(2)     -0-
P. Anthony Jacobs            100,500    $    648,772     5,000         -0-               28,125        -0-
                                                        20,343(1)        1,657(1)        99,172(1)       6,007(1)
                                                         4,000(2)      -0-                9,188(2)     -0-
James R. Seward               41,667    $    332,865     5,000         -0-               18,900        -0-
                                                        -0-             22,000(1)       -0-             13,750(1)
                                                         4,000(2)      -0-                9,188(2)     -0-
Bert H. Hood                -0-             -0-        200,000(1)      -0-               75,000(1)     -0-
William H. West, M.D.       -0-             -0-         95,280(2)       92,220(2)       470,050(2)      17,500(2)

- ------------------------
(1) Consists entirely of options to purchase shares of common stock of LabONE, Inc. ("LabONE") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1995 of such options.

(2) Consists entirely of options to purchase shares of common stock of Response Oncology, Inc. ("ROIX") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1995 of such options. Number of options reflects a 1 for 5 reverse stock split effective November 1995.

(3) The closing price on December 31, 1995 of Company Common Stock was $34.00; of LabONE common stock was $14.75; and of ROIX common stock was $12.50.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT; CHANGE-OF-CONTROL COMPENSATION ARRANGEMENTS; AND SEVERANCE AGREEMENTS

    THE COMPANY -- CHANGE-OF-CONTROL. The Company has entered into certain Termination Compensation Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under the Termination Compensation Agreements, each such officer could receive, in the event his employment with the Company is terminated by the Company (for a reason other than death, normal retirement or permanent disability) or is terminated by him for good cause, within three (3) years following a change-of-control of the Company, a lump sum payment up to three times the officer's average annual gross income for the five tax years preceding the year of termination.

    A "change-of-control" under the Termination Compensation Agreements generally is deemed to have occurred if, as the result of (i) a tender offer or other acquisition of securities of the Company any person, entity or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the voting power of outstanding Company securities, or (ii) a contested election of directors, either the persons who were directors of the Company immediately prior thereto, or new persons whose nomination was approved by two-thirds of the directors in office immediately prior thereto, cease to constitute a majority of the Board of Directors.

    Had a "change-of-control" taken place on December 31, 1995, the following executive officers identified in the Summary Compensation Table would have been entitled to receive, had their employment ceased on that date, lump sum payments in the following amounts under their Termination Compensation Agreements: W. T. Grant II -- $2,993,116; P. Anthony Jacobs -- $1,762,012; and James R. Seward -- $1,126,050.

    THE COMPANY -- SEVERANCE AGREEMENTS. The Company has entered into certain Severance Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under the Severance Agreements, each such officer would receive a lump sum severance payment in an amount approximating 250% of his annual base salary if his employment with the Company is terminated as a result of or within one
(1) year following a "fundamental change" in the Company. A "fundamental change" would occur if, among other things, the Company were to liquidate, sell substantially all of its assets, merge with an affiliate wherein the Company is not the surviving company or engage in some other transaction the result of which is the termination of the Company's corporate existence or the cessation of its business, provided that any transaction which constitutes a "change-of-control" for purposes of the Termination Compensation Agreements, shall not constitute a "fundamental change" for purposes of the Severance Agreements.

    Had a transaction constituting a "fundamental change" in the Company occurred December 31, 1995, the following Executive Officers identified in the Summary Compensation Table would have been entitled to receive, had their employment terminated on that date, lump sum payments in the following amounts under their Severance Agreements: W. T. Grant II -- $827,500; P. Anthony Jacobs
- -- $623,975; and James R. Seward -- $368,225.

    SUBSIDIARIES -- EMPLOYMENT AGREEMENTS; CHANGE-OF-CONTROL. LabONE, Inc. ("LabONE") had an employment agreement with Bert H. Hood, its former Chief Executive Officer, who is named in the Summary Compensation Table as a 1995 executive officer of the Company. The Agreement provided for the employment of Mr. Hood for a three-year term ending in 1996, renewable annually thereafter for successive one-year terms unless LabONE elected not to extend the Agreement. Mr. Hood's compensation under the Agreement consisted of a signing bonus of $60,000, an annual base salary of not less than $200,000, an annual incentive bonus to be established by the Compensation Committee of the LabONE Board of Directors after consultation with Mr. Hood, the purchase by LabONE of Mr. Hood's Texas residence for a purchase price net to Mr. Hood equal to the average of the fair market values of the residence established by two independent appraisers, the granting of a nonqualified stock option to Mr. Hood for 200,000 shares of LabONE common stock, and participation in LabONE's other fringe benefit programs for executives. In the event of the termination of Mr. Hood's employment without cause (as defined in the Agreement), the Agreement provided for the payment to Mr. Hood of a lump sum severance payment equal to his base salary due for the balance of the term of the Agreement, plus one year's annual base salary. If a change-of-control of LabONE (as defined in the Agreement) occurred at any time while Mr. Hood was in LabONE's full-time employment, and within one year after such a change in control Mr. Hood's employment was terminated for any reason other than permanent disability, death or normal retirement, the Agreement provided for the payment to Mr. Hood of compensation equal to three times his average annual compensation for the most recent five tax years (subject to certain limitations prescribed in the Internal Revenue Code) and for the cancellation of any remaining term of the Agreement. Under the Agreement, Mr. Hood agreed not to compete with LabONE for a period of two years after the termination of his employment with LabONE.

    On September 7, 1994 LabONE loaned $150,000 to Mr. Hood. Mr. Hood delivered to LabONE his unsecured promissory note evidencing the indebtedness, payable September 7, 1995. The note was renewed by LabONE on September 7, 1995, with the new note being payable on the earlier of September 7, 1996 or the termination of Mr. Hood's employment under his Employment Agreement with LabONE. Interest accrued on the note at a rate of 7.75% per annum, payable quarterly.

    Mr. Hood resigned his positions as Director and Chief Executive Officer of LabONE on October 24, 1995, at which time he was paid a lump sum severance payment of $464,308 under his Employment

Agreement with LabONE. The outstanding principal balance of $150,000 on LabONE's loan to Mr. Hood and accrued interest thereon was paid in full by deducting Mr. Hood's indebtedness to LabONE from the lump sum severance payment due to Mr. Hood.

    Response Oncology, Inc. ("ROIX") has an employment agreement, dated January 1, 1992, with Dr. William H. West, its Chairman of the Board, who is named in the Summary Compensation Table as a 1995 executive officer of the Company. The agreement is effective through 1996, subject to automatic extension from year to year unless terminated by either party. Dr. West's base annual compensation is $225,000, subject to review each year. In the event his employment is terminated without cause, Dr. West is entitled to a severance payment equal to 150% of his then current base salary. In his employment agreement, Dr. West agreed to refrain from disclosing any information respecting ROIX, to refrain from competing with ROIX during the term of his employment and for two years thereafter, and to refrain from hiring or soliciting employees or clients of ROIX for two years after his employment terminates.

    OTHER ARRANGEMENTS. In 1991 the Company's Board of Directors approved a Supplemental Retirement Agreement with Mr. Jacobs pursuant to which he will be entitled to either a lump sum payment or actuarially equivalent periodic payments upon or commencing, respectively, with his retirement at or after age 55 or his earlier death, disability or involuntary termination of employment. The amount of the lump sum payment is to be determined by assuming (i) the hypothetical deposit into a fund of $12,000 on January 1 of each year, commencing with 1991 and ending on the date of his retirement, death, disability or involuntary termination, and (ii) that amounts deposited earn interest at 9% per annum. The amount payable to Mr. Jacobs under the Agreement, assuming his retirement at age 65, would be $443,700.

           REPORT OF THE BOARD OF DIRECTORS -- COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    Set forth below under the subheading "The Company -- Executive Compensation" is the report of the Nominating and Compensation Committee of the Company's Board of Directors on Executive Compensation. The only executive officers shown in the Summary Compensation Table, commencing on page 11, to which this report's discussion of compensation policies is applicable are the Company's Chief Executive Officer and Messrs. Jacobs and Seward; the other executive officers listed in the Summary Compensation Table are corporate officers of public company subsidiaries of the Company and are not corporate officers of the Company. The Nominating and Compensation Committee of the Company's Board of Directors does not have responsibility for and in fact does not establish compensation policy for officers of those subsidiaries; the Board of Directors of each subsidiary has its own compensation committee, which establishes compensation policies for the executive officers of that subsidiary.

    Under the subheading below entitled "Subsidiaries -- Executive Compensation," there is a discussion of the compensation policies established by the Compensation Committee of LabONE, Inc.'s Board of Directors respecting Bert
H. Hood, who served as LabONE's Chief Executive Officer until his resignation on October 24, 1995 and who is a 1995 executive officer of the Company named in the Summary Compensation Table, and the compensation policies established by the Compensation Committee of Response Oncology, Inc.'s Board of Directors respecting William H. West, M.D., its Chief Executive Officer during 1995 and one of the Company's 1995 executive officers named in the Summary Compensation Table.

    The discussion of compensation policies respecting corporate officers of subsidiaries of the Company is made over the names of the Company's entire Board of Directors. It constitutes a summary of the reports of executive compensation submitted to the Company's Board of Directors by the Compensation Committees of those subsidiaries. The Company's Board of Directors has taken no action with respect to these reports, nor has it participated in their preparation.

                     THE COMPANY -- EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Nominating and Compensation Committee of the Board of Directors. The Committee is composed of six Non-Employee Directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation are reported to the Board of Directors, and, except for awards under the Company's stock based compensation plans, are approved by the Board of Directors.

COMPENSATION POLICIES

    GENERAL. Following the 1990 sale of its life and health insurance business, the Company had a diverse group of assets consisting of a significant amount of cash, a holdover portfolio of direct real estate investments, interests in several venture capital investments, and a majority ownership of LabONE, Inc. ("LabONE"), whose principal business is laboratory testing services for the insurance and clinical testing industries. The Board of Directors determined that the appropriate strategy for the newly structured holding company would be to increase shareholder value by deploying its cash in developing businesses that provide services to the insurance and health care industries while liquidating its real estate portfolio and other assets that were not consistent with this strategic focus.

    As a result of this dramatic shift in the environment for the Company's management from operating in the mature and regulated insurance industry to investing as a holding company in early stage businesses with high growth potential, and correspondingly higher business risks, the Nominating and Compensation Committee initiated the design of an executive compensation system which would reward behavior that reinforced the new direction of the Company. The Committee concluded that this system should emphasize long-term performance in support of the Company's long-term objectives. The resulting equity-based compensation program was tied to long-term increases in shareholder value, as measured by the price of Company Common Stock, and not to annual earnings or other short-term measures of performance. The annual cash incentive program was discontinued in 1991; the current executive compensation structure has only two elements -- base salary and a long-term, stock-based compensation component.

    BASE SALARY COMPENSATION. The Committee's policy is to establish base salaries for each of the Company's executive officers at approximately the median of salaries for comparable positions at non-manufacturing general industrial and financial services companies. In 1995, executive officer salaries were based upon a 1990 survey of such comparable positions conducted by compensation consultants, adjusted for market changes since 1990 as reported to the Company by such consultants.

    No deliberate effort was made to include companies in the consultants' surveys which are a part of the comparative indices used in the Performance Graph (see page 24). The Company believes that it generally competes for executive talent with companies similarly sized, from a market capitalization and revenue standpoint, regardless of a company's industry or line of business. Base salary for executive officers is not directly related to Company performance; however, as discussed below, most of the remaining portions of executive officers' compensation are wholly dependent upon increases in the market price of Company Common Stock.

    LONG-TERM COMPENSATION PLAN. Development of the Company's long-term compensation plan evolved in two stages. First, grants of non-statutory stock options were made in December 1990 to vest in thirds in 1991, 1992 and 1993; most of these were "premium" stock options, or options whose exercise prices were above the market price on the date of grant, so that significant increases in the Company's stock price would be required before the options had value. The market price of Company Common Stock was $23.25 when these option grants were made and the option exercise prices ranged up to $30.22. All of these options are fully vested. The number of options granted and the various exercise prices were not determined on the basis of any formula; they reflected the Committee's subjective judgment after considering the then current market price of Company Common Stock, the

Committee's judgment as to the period of time required for implementation of the Company's new strategy, and the Committee's estimation of stock price increases likely to occur over the ten-year life of the options.

    The second stage in developing the long-term compensation plan occurred in 1991 when the annual cash incentive plan was terminated and a program of restricted stock awards was designed and implemented to reinforce the long-term emphasis of the earlier stock options. The restricted stock awards granted in 1991 were in three tranches, with vesting first conditioned on the market price of Company Common Stock attaining an average over twenty consecutive trading days of $26.00, $30.00 and $35.00 per share, respectively. These vesting thresholds represented market prices from 17% to 58% above the market price of $22.125 on the date the restricted stock awards were granted. The prescribed market price thresholds which constitute the performance vesting requirements of the restricted stock awards were achieved in 1991, 1992 and 1993, respectively. Once performance vesting occurred, an additional "time vesting" period began; each restricted stock award tranche generally "time-vested" in thirds over three years.

    In early 1995, the Nominating and Compensation Committee reviewed the long-term compensation program described above and decided to accelerate the time vesting of two tranches of restricted stock awards which had performance vested but which had not time vested as of December 31, 1994. Absent acceleration, time vesting of one of the tranches would have occurred in October 1995 and of the other in October 1996. The Committee concluded that the restricted stock awards have achieved the Committee's objective of creating incentives for the Company's management to increase shareholder value. The Committee believes that the extent of management's stockholdings is such that their continued attention to enhancing shareholder value can be expected; therefore, the Committee believes that the acceleration of time vesting of the final tranches of restricted stock has not adversely affected management's performance.

    The overall long-term compensation plan was intended to replace the former annual cash bonus program over a five-year period and to assure that only a sustained increase in shareholder value would provide a reward to the executive officers. The Committee believes the objective of the Plan -- to strongly align shareholders and management interests -- has been met and that the level of stock ownership that has been attained by management constitutes a continuing long-term incentive plan in support of the Company's strategic objectives.

    In early 1995, following the Company's announcement of an intention to consider a new corporate strategy, the Committee also approved severance arrangements for executive officers who are corporate officers of the Company. These severance arrangements will apply only if an officer's employment is terminated as a result of a "fundamental change" in the Company which does not constitute a "change-of-control" as described on pages 15 and 16 above. Certain events which constitute a "fundamental change" and thus which could cause severance payments to be due to executive officers, as well as the magnitude of those payments, are discussed under "The Company -- Severance Agreements" on page 16.

CEO COMPENSATION

    The compensation of the Company's CEO is determined in accordance with the policies outlined above for all executive officers; he receives a base salary targeted at the median of salaries paid for comparable positions at other non-manufacturing general industrial and financial services companies. He received a base salary increase effective March 1, 1995 to maintain a salary at that median. The CEO's salary will not be increased for 1996 because of the change in the Company's strategic direction, adopted in 1995. The CEO is also a participant in the Company's long-term, stock-based compensation plan referred to above. Measurements of Company performance are not a significant factor in establishing the CEO's base salary; however, substantially all of the remainder of the CEO's compensation is wholly dependent upon sustained increases in the market price of Company Common Stock.

OTHER COMPENSATION PLANS

    The Company has adopted certain employee benefit plans in which the executive officers are permitted to participate on the same terms as all other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Currently, the Company offers a 401(k) Savings Plan and a Money Purchase Pension Plan, both of which are defined contribution plans.

    The Company has entered into supplemental retirement agreements ("SERP") with certain highly paid executive officers to provide tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company's plans (as adjusted based upon compensation levels), but which exceed benefits permitted under the Company's plans due to certain tax law limitations. Amounts accrued for the benefit of the Company's CEO and other executive officers under SERPs are shown in footnote 11 to the Summary Compensation Table on page 13. The SERPs are unfunded; amounts payable represent unsecured liabilities of the Company subject to the claims of the Company's other creditors.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code, which took effect January 1, 1994, generally disallows an income tax deduction to public companies for compensation over $1 million annually paid to the Company's Chief Executive Officer or to other executive officers named in the Summary Compensation Table. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Company believes that all outstanding stock options and restricted stock awards respecting Company Common Stock, as well as the stock option plans pursuant to which such options and awards have been granted, qualify for an exemption from the deduction limit. Based upon the current levels of non-performance based compensation for the Company's executive officers, the deduction limit is not expected to have a material impact on the Company in 1996. The Company currently intends to structure and administer future performance-based compensation of its executive officers in a manner that complies with Section 162(m) and the regulations thereunder.

               SUBMITTED BY NOMINATING AND COMPENSATION COMMITTEE

                           David W. Kemper, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                               Michael E. Herman
                             John H. Robinson, Jr.
                               Dennis R. Stephen

                     SUBSIDIARIES -- EXECUTIVE COMPENSATION

LABONE, Inc.

    Until his resignation in October 1995, Mr. Hood was Chief Executive Officer of LabONE, Inc. ("LabONE"). LabONE is 82% owned by the Company. The remaining 18% of LabONE'S stock is publicly held. Mr. Hood was not a corporate officer or employee of the Company. His compensation was determined pursuant to LabONE'S executive compensation program which is administered by the Compensation Committee of LabONE'S Board of Directors. While the Company's Chief Executive Officer is Chairman of this Committee and one other Company director is a member, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company. LabONE'S Compensation Committee operates independently of the Company's Board of Directors. That Committee's policies respecting LabONE executive officer compensation, as reported by LabONE'S Compensation Committee to the Company's Board of Directors, are set forth below. Compensation decisions by LabONE'S Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to LabONE'S performance.

    The philosophy governing LabONE'S executive compensation is based on a belief that management and LabONE stockholders have a common goal increasing the value of LabONE common stock. The business strategy for achieving this goal is expressed in LabONE'S mission statement:

    "LabONE is dedicated to maximizing the return on investment for [LabONE] stockholders . . . to providing the lowest-cost, highest-quality laboratory testing services for [its] clients . . . to providing a working environment that emphasizes accountability for results, and rewards employees based on their contribution to LabONE'S success."

    Three principal elements of LabONE'S executive compensation -- base salary, annual incentive plan, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

    Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries are targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. In determining base salary levels, LabONE'S Compensation Committee considers individual performance evaluations. Measurements related to LabONE'S performance are not a significant factor in base salary decisions since they are the sole factors in determining incentive awards and the value of stock options.

    LabONE'S Annual Incentive Plan is designed to motivate and reward the accomplishment of targeted operating results. Prior to the beginning of each fiscal year, LabONE'S Compensation Committee establishes an earnings per share goal under the Plan based upon the Committee's judgment of reasonable earnings per share growth over the previous fiscal year. No incentive payments are made if the minimum net earnings threshold is not met. The size of the incentive pool increases pursuant to a formula established by LabONE'S Compensation Committee as net earnings increase over the minimum threshold. The incentive pool is distributed in cash ratably to designated LabONE officers and managers at year end according to a pre-established weighting. The weighting is based upon LabONE senior management's subjective evaluations of each individual's potential contribution to LabONE'S financial and strategic goals for the year, and is reviewed and approved by LabONE'S Compensation Committee. No bonuses were paid under LabONE'S Annual Incentive Plan for 1995.

    The LabONE Compensation Committee, as well as LabONE'S Board of Directors, believes that significant stock ownership, through stock options, by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

    LabONE stockholders approved a Long-Term Incentive Plan in 1987 and increases in the number of shares which may be issued under that plan were approved by LabONE stockholders in 1991, 1994 and 1995. Under this plan, ten year non-qualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions. These grants are made on a one-time basis with vesting to occur over periods from three months to five years.

    Mr. Hood's compensation as Chief Executive Officer of LabONE was determined by negotiation of an employment agreement at the time of his initial employment with LabONE in 1993, which employment agreement was subsequently amended in November 1994. See "Employment Agreements; Termination of Employment and Change-of-Control Compensation Arrangements; and Severance Agreements -- Subsidiaries -- Employment Agreements; Change-of-Control" for a description of the employment agreement as amended. A significant portion of Mr. Hood's compensation under his employment agreement was represented by LabONE stock options which tied his level of compensation to LabONE'S future stock performance. Upon the termination of Mr. Hood's employment with LabONE in October 1995, Mr. Hood was paid a lump sum severance payment of $464,308 as provided for in his employment agreement. No annual incentive bonus was paid to Mr. Hood for 1995. All of the stock options granted to Mr. Hood have expired unexercised.

RESPONSE ONCOLOGY, INC.

    During 1995, Dr. West was Chief Executive Officer of Response Oncology, Inc. ("Response"), which is 56% owned by the Company. Dr. West owns approximately 11% of Response's outstanding common stock and the remaining 33% is publicly held. Dr. West is not a corporate officer or employee of the Company. His compensation is determined pursuant to Response's executive compensation program which is administered by the Compensation Committee of Response's Board of Directors. While three Company directors serve on Response's Compensation Committee, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company; it operates independently of the Company's Board of Directors. Policies respecting Response executive officer compensation as reported to the Company's Board of Directors by Response's Compensation Committee, are set forth below. Compensation decisions by Response's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to Response's performance.

    The guiding principle of the Response Compensation Committee is to establish a compensation program which aligns executive compensation with Response's objectives, business strategies and financial and operational performance. In connection with this principle, the Response Committee seeks to:

    (1) attract and retain qualified executives in the highly competitive health care industry who will play a significant role in the achievement of Response's goals,

    (2) create a performance oriented environment that rewards performance with respect to the financial and operational goals of Response and which takes into account industry-wide trends and performance levels, and

    (3) reward executives for strategic management and the long-term enhancement of Response's stockholder value.

    Compensation for Response's key executives, including Dr. West, consists of three elements: base salary and benefits, a performance-based annual cash bonus and stock-based compensation. While the Response Compensation Committee seeks to weigh each element separately, it is their collective value that is considered in ensuring that Response's executive officers are compensated in a manner that advances both the short-term and long-term interests of Response's stockholders.

    The base salary for each Response executive officer, including Dr. West, is set on the basis of the salary levels in effect for comparable positions in the industry, adjusted for the executive's experience and performance level and internal comparability considerations. Response monitors industry salary levels with the assistance of a compensation consultant. Based on an industry survey, the 1995 base salaries of Response's executive officers, including Dr. West, were competitive with salaries for individuals in comparable positions.

    The performance-based annual cash bonus for each Response executive officer, including Dr. West, is based upon pre-established financial goals as well as the achievement of strategic objectives and milestones. The primary financial goal set by the Response Compensation Committee has been a target level of Response's earnings before interest and taxes ("EBIT"). An aggregate incentive pool is determined by taking a percentage of EBIT and allocating it among all participants in the Response bonus program. In establishing a minimum level of EBIT, below which no bonuses are earned, the Response Compensation Committee considers Response's performance for the prior fiscal year and the amount of increase budgeted for the ensuing year. The percentage of EBIT credited to the bonus pool increases in stages if Response's actual EBIT exceeds budgeted EBIT. Response executive officers may earn from 10% to 100% of base salary through the bonus program. Achievement of Response strategic objectives and milestones may also be factors considered in determining the amount of an officer's performance-based annual cash bonus; such objectives and milestones may include the opening of new IMPACT-Registered Trademark- Centers, development of infrastructure necessary to sustain Response's future growth, obtaining financing on favorable terms, or more recently with diversification into the physician practice management business, the number of physicians under management.

    Pursuant to Response's various stock option plans, the Response Compensation Committee periodically awards stock options to, among others, Response's executive officers, including Dr. West. Such stock-based compensation provides a long-term incentive for Response executive officers to become a meaningful stockholder of Response and provides a mechanism for aligning the interests of Response's executive officers with those of its stockholders. The Response Compensation Committee believes that such stock option grants are the foundation of its overall compensation packages, because such grants recognize both productivity and profitability, while at the same time giving recipients a vested long-term interest in the success of Response through stock ownership.

                            ------------------------

    While the foregoing discussion of the compensation policies of LabONE and ROIX is made over the names of the Directors of Seafield Capital Corporation, in compliance with SEC rules, it has not been prepared by the Company's Board of Directors; as indicated above, the discussions of LabONE and ROIX compensation policies are summaries of reports submitted to the Company's Board of Directors by LabONE'S and ROIX's Compensation Committees.

                                SUBMITTED BY THE
                          SEAFIELD CAPITAL CORPORATION
                               BOARD OF DIRECTORS

                            W. T. Grant II, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                                  W. D. Grant
                               Michael E. Herman
                               P. Anthony Jacobs
                                David W. Kemper
                             John H. Robinson, Jr.
                                James R. Seward
                               Dennis R. Stephen

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                       SEAFIELD CAPITAL CORPORATION, THE
          NASDAQ COMPOSITE INDEX, THE S&P HEALTH CARE COMPOSITE INDEX,
                A LABONE PEER GROUP AND THE RUSSELL 2000 INDEX.

The   graph  below  assumes  $100  was  invested  12/31/90  and  dividends  were reinvested.

    NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SEAFIELD      NASDAQ      S&P HEALTH CARE
                Capital    Composite          Composite           LabOne  Russell 2000
            Corporation        Index              Index   Peer Group (2)     Index (3)
1990               $100          100                100              100           100
1991            $135.95       156.84             153.94           255.86        146.05
1992            $173.54       181.08             128.94           160.61        172.94
1993            $181.45       207.79             118.12           125.25        205.64
1994            $180.84       201.15             133.66           112.44        201.89
1995            $185.55       281.44             210.77            83.31        259.31

YEAR END DATA                                      1990       1991       1992       1993       1994       1995
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Seafield Capital Corporation                     $     100  $  135.95  $  173.54  $  181.45  $  180.84  $  185.55
NASDAQ Composite Index                                 100     160.56     186.87     214.51     209.69     296.30
S&P Health Care Composite Index (1)                    100     154.01     128.92     118.09     133.58     210.85
LabONE Peer Group (2)(3)                               100     255.86     160.61     125.25     112.44      83.31
Russell 2000 Index (3)                                 100     146.05     172.94     205.64     201.89     259.31

- ------------------------

(1) The S&P Health Care Composite Index is the line-of-business index with which Response Oncology, Inc. compares itself. Response is 56% owned by the Company and is one of the Company's two primary operating subsidiaries.

(2) The LabONE Peer Group is a group of nine clinical laboratories (Boi-Reference Labs, Laboratory Corp. of America, Meris Labs, Oncormed, Pharmchem, Psychemedics, RX Medical, Unilab and Universal Standard Medical) selected by LabONE, Inc. for purposes of comparing its cumulative total shareholder return. LabONE is 82% owned by the Company and is one of the Company's two primary operating subsidiaries.

(3) The Russell 2000 Index is an index of companies the mean of whose market capitalizations approximates that of the Company. The Company believes that an index of companies with similar market capitalizations provides a good basis for comparing total shareholder returns. Because the Company is a holding company with subsidiaries operating in difficult industries, the Company believes that it cannot reasonably identify a peer group of companies for comparison. The LabONE Peer Group is believed to constitute some basis for comparison because of the importance of shareholder return on LabONE, Inc.'s stock to the total shareholder return on Company Common Stock. However, even a comparison of LabONE, Inc. to the LabONE Peer Group is suspect because the universe of publicly traded, reporting companies does not include any (other than LabONE) whose principal business is laboratory testing for the life insurance industry; all companies in the LabONE Peer Group are principally in the clinical testing business. The Company does not use a published industry or line-of-business index, although the S&P Health Care Composite Index (the industry index with which Response Oncology, Inc. compares itself) is believed to constitute some basis for comparison because of the importance of shareholder return on Response Oncology, Inc.'s stock to the total shareholder return on Company Common Stock.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Nominating and Compensation Committee ("Compensation Committee") during 1995 comprised Lan C. Bentsen, John C. Gamble, Michael E. Herman, David W. Kemper, John H. Robinson, Jr. and Dennis R. Stephen. None of the persons who served as members of the Compensation Committee during 1995 (a) are employees or officers of the Company or any of its subsidiaries, (b) are former officers of the Company or any of its subsidiaries, or (c) had any relationship or transaction with the Company requiring disclosure under the SEC's rules, except as discussed below.

    The Company and certain of its subsidiaries conduct normal banking transactions in the usual course of business with, among others, Commerce Bank, N.A. (Kansas City) ("Commerce") and Boatmen's First National Bank of Kansas City ("Boatmen's"). Mr. Kemper is Chief Executive Officer and Mr. Robinson is a director of Commerce's holding company. Mr. Herman is a director of Boatmen's. In the Company's opinion, charges for services rendered by these banking institutions are commensurate with the costs charged by other financial institutions for similar services. The Company and its subsidiaries may continue to use both of these banking institutions for certain services in 1996.

    Mr. W. T. Grant II, Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Commerce Bancshares, Inc., a company whose chief executive officer, David W. Kemper, serves as Chairman of the Company's Nominating and Compensation Committee.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of KPMG Peat Marwick LLP has been the independent auditors of the Company since 1959. The Board of Directors has again appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for the year ending December 31, 1996. While not required to do so, the Board of Directors is submitting the selection of the independent auditors for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection requires the affirmative vote of the holders of a majority of the shares of Company Common Stock represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if he desires to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials of the Company for the 1997 Annual Meeting must be received by the Company at its executive offices on or before December 10, 1996, in order to be eligible for inclusion therein.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described herein. If any other matters should come before the meeting, it is the intention of each of the persons named on the enclosed form of proxy to vote all duly executed proxies in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          Steven K. Fitzwater,
                                          SECRETARY

Kansas City, Missouri
April 10, 1996

/X/  Please mark your votes as in this example.

1.  ELECTION OF DIRECTORS

    NOMINEES: LAN C. BENTSEN, W.D. GRANT, JOHN H. ROBINSON JR.--EACH FOR A
              THREE (3) YEAR TERM.

    (CUMULATIVE VOTING APPLIES--SEE PROXY STATEMENT)


         FOR                      WITHHOLD
         / /                        / /

    FOR, except vote withheld from the following nominee(s):


    --------------------------------------------------------


2.  APPROVAL OF INDEPENDENT AUDITORS                   FOR   AGAINST   ABSTAIN
                                                       / /     / /       / /

3.  IN THEIR DISCRETION UPON ALL OTHER MATTERS         FOR   AGAINST   ABSTAIN
                                                       / /     / /       / /


The Board of Directors recommends a vote FOR each of the nominees for election as directors and FOR each of the proposals. If you sign and return this proxy it will be voted in the manner directed herein. IF YOU DO NOT DESIGNATE HOW YOUR SHARES ARE TO BE VOTED THE PROXY WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

If you do not mark any boxes in items (1) through (3), you will be deemed to have granted authority to the named proxies to vote for the election of the three nominated directors, to vote for the proposal in Item 2 and to vote in their discretion on all other matters which may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s)________________________________ Date_____________________, 1996


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        SEAFIELD CAPITAL CORPORATION
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints William D. Grant and W.T. Grant II, and each of them, jointly and severally, as proxies, with full power of substitution and revocation, for and in the name and place of the undersigned, to vote all of the shares of $1.00 par value common stock of Seafield Capital Corporation, a Missouri corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held at the Hyatt Regency Crown Center--Empire C Room, 2345 McGee Street, Kansas City, Missouri, on Wednesday, May 8, 1996, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side of this card.

                   (To be the signed on Reverse Side)


                                                             (See Reverse Side)


                                    2